Exhibit 10.1

AGREEMENT dated this 30th day of March, 2017, by and between TRC Companies, Inc. (“Company”) and Christopher Vincze (“Executive”).

WHEREAS

1.              Executive is employed as Chairman and Chief Executive Officer of Company pursuant to that certain Third Amended and Restated Employment Agreement dated as of June 27, 2011; and

2.              The Compensation Committee of the Company’s Board of Directors has determined that total compensation for key executives (including Executive) at target level of performance should be in line with the 60th percentile for the Company’s peer group as disclosed in its Proxy Statement (the “Executive Compensation Benchmark”); and

3.              The Committee’s Compensation Consultant, Willis Towers Watson, (“WTW”) conducts a bi-annual competitive assessment of executive compensation, the most recent being conducted in fiscal 2016 (the “Competitive Assessment”); and

4.              The Competitive Assessment determined that Executive’s total compensation was below the Executive Compensation Benchmark for individuals at his level within the peer group, and, therefore, in August 2016 the Committee, in consultation with WTW, created a Plan with the purpose of (i) adjusting Executive’s total compensation to the Executive Compensation Benchmark by fiscal 2019 and (ii) retaining Executive’s services through fiscal 2019;

5.              In addition to proposed base salary adjustments, the Plan provided for potential equity grants as follows:

a)             Fiscal 2017

i.                  a performance-based Restricted Stock Unit (“RSU”) with a dollar-equivalent value of $1,205,000

ii.               a four-year time-vested RSU with a dollar-equivalent value of $594,000

b)             Fiscal 2018

i.                  A performance-based RSU with a dollar-equivalent value of $1,567,000

ii.               A three-year time-vested RSU with a dollar-equivalent value of $772,000

c)              Fiscal 2019

i.                  a combined grant with 60% performance vesting and 40% time vesting over a four-year period with a dollar-equivalent value of $2,409,000.

6.              The potential equity grants as described under 5(a) (i), 5 (a) (ii), and 5 (b) (ii) immediately above have been granted and the potential equity grants under 5(b) (i) and 5 (c)(i)  immediately above have not been granted.

7.              The Company is currently in a process which may result in the acquisition of all of its outstanding stock (a “Transaction”) with the signing of a definitive agreement on March 30, 2017 and a closing on or about the close of the Company’s fiscal year on or about June 30, 2017.

NOW THEREFORE

In consideration the foregoing and other good and valuable consideration, the Parties agree as follows:

1.              In consideration of Executive’s assistance in bringing the Transaction to a successful completion and remaining with TRC in good standing through the Closing Date (as defined in the applicable definitive agreement), Executive will be eligible for a lump sum cash bonus less applicable withholding taxes (the “Completion Bonus”) upon the Closing of the Transaction.

The Completion Bonus shall be computed as follows:

Completion Bonus = $2,400,000 + (A x B) where:

A = $1,567,000 divided by the average closing price of TRC common stock on the New  York Stock Exchange over the 90 trading days prior to the signing by the Purchaser of a definitive agreement for the Transaction, and

B = The per share purchase price stated in such definitive agreement.

2.              If a Transaction closes, the potential equity awards under 5(b)(i) and 5(c)(i) above will not be granted.

3.              This agreement will have a one year term and payment of any Completion Bonus will be made within 30 days following the Closing of the Transaction.  No Completion Bonus will be payable if a Transaction does not close within the term of this agreement.

IN WITNESS WHEREOF, the Parties have hereunto set their hands.

Christopher P. Vincze

Stephanie C. Hildebrandt
Chair of the Compensation Committee
(March 30, 2017)
MHD:smm